1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE Contact: Steve Pickman or Nate Cairney at 913.367.1480

FOR IMMEDIATE RELEASE:	DISTILLERY RECONSTRUCTION AT MGPI'S ATCHISON PLANT NEARS COMPLETION

         ATCHISON, Kan., October 23, 2003—Reconstruction of the distillery at the Atchison, Kansas headquarters of MGP Ingredients, Inc. (MGPI/Nasdaq) is rapidly nearing completion. Just a little over a year after being destroyed in an explosion, the distillery has been resurrected and is now undergoing final, detailed preparations before being put into full operation.

         “The total reconstruction process will be completed by or before early December of this year as planned, with the actual start-up of the new equipment to occur in early January,” said Randy Schrick, vice president of manufacturing and engineering. “From the start, work on rebuilding the distillery has remained on schedule, which is amazing for a project of this magnitude and considering the complexities we faced in the aftermath of the explosion.”

         When completed, the majority of the rebuilt distillery’s annual capacity of 30 million gallons (60 million proof gallons) is expected to be dedicated to the production of high quality, high purity food grade alcohol for beverage and industrial applications. The remainder will be dedicated to the production of fuel grade alcohol, commonly known as ethanol.

         “This reconstruction project will provide us with one of the most advanced distillery operations in the world,” said Mike Trautschold, executive vice president of marketing and sales. “It will enable us to combine 2lst Century technology with over 60 years of distillation experience to supply our customers with the purest of the pure food grade alcohol, particularly vodka and gin products.”

         Schrick, whose assessment mirror’s Trautcschold’s, said he is “very eager” for the opportunity “to prove our point.” He credited the project’s technology and engineering firm, Katzen International, Inc., Cincinnati, the general contractor, Burns and McDonnell of Kansas City, Mo., and “all of the many outstanding local and area sub-contractors” with keeping the reconstruction moving ahead “as rapidly and smoothly as one could hope.” Schrick also commended the company’s employees for their “remarkable cooperation during the process and their determination to help return the company to normal operations as quickly as possible.”

         Ladd Seaberg, president and chief executive officer, commented: “I have been very pleased through this whole ordeal by the pace at which the reconstruction has proceeded and by the way our entire workforce has pulled together to take the company forward. Although the effects of the explosion presented us with some extraordinarily difficult challenges, it also brought out the very best in our people and helped verify in a big way that we are blessed with highly talented, conscientious and dedicated individuals.”

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ADD 1—DISTILLERY RECONSTRUCTION AT MGPI’s

         The distillery explosion occurred on the afternoon of Sept. 13, 2002, when alcohol vapors escaped through an open panel in a distillation column and ignited. While the blast caused significant damage, there were no life-threatening injuries. One staff member, Fred Gage, suffered burns and was briefly hospitalized. He underwent a full recovery and returned to full-time duties within just a few weeks of the incident.

         The cost of damage to equipment and property was estimated at nearly $17 million, and is expected to be sufficiently offset by insurance proceeds. The company additionally has received, and remains eligible to receive, business interruption insurance proceeds to compensate for the effects of the explosion. These proceeds amounted to approximately $12.6 million (pre-tax) in fiscal 2003, which ended on June 30.

         Historically, the Atchison distillery has produced approximately one-third of the company’s total alcohol output. During MGPI’s 2002 fiscal year (July 1, 2001 – June 30, 2002), the Atchison distillery produced nearly 30 million gallons of alcohol. That amount accounted for approximately 19 percent of the company’s total fuel grade alcohol production and approximately 67 percent of its total food grade alcohol production.

         Since the explosion, the company has been unable to produce finished alcohol at the Atchison location. However, since last December the distillery has been able to produce unfinished alcohol, most of which has been shipped to the company’s Pekin, Ill., operation for further processing. “As a result and as previously reported, although spot market sales have been affected, we generally have been able to meet the needs of our regular alcohol customers through our Illinois facility and supplemental third party purchases,” stated Seaberg. “Understandably, our ability to meet the needs of customers, both current and new, will be strengthened very soon by the completion of the distillery reconstruction project.”

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital and actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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